Exhibit 99.1
ISBA Announces Launch to the OTCQX Marketplace
Mt. Pleasant, Michigan, August 15, 2014 - Jae A. Evans, Chief Executive Officer of Isabella Bank Corporation (OTCQX:ISBA), announced today that the Corporation will be traded on the OTCQX marketplace effective August 15, 2014. The OTCQX tier is the best marketplace operated by OTC Markets Group Inc. The move from the OTCQB marketplace to the OTCQX marketplace will increase the Corporation's national visibility to potential investors, which is believed to enhance shareholder value.
OTCQX for banks, an expansion of the OTCQX marketplace, is specifically designed to meet the unique needs of financial institutions, like the Corporation, that are established, well-managed, and strongly capitalized. The OTCQX marketplace is designed for investor-focused companies to provide visibility, transparency, and a beneficial shareholder experience. The Corporation is eligible for the OTCQX marketplace because it meets OTC Market Group's high financial standards, is current with all disclosures required by the Securities and Exchange Commission and its banking regulators, is compliant with security laws, and has arranged to be sponsored by a corporate broker, a FINRA member broker-dealer specializing in trading bank stocks. The Corporation has enlisted Boenning & Scattergood, Inc., a nationally recognized firm specializing in securities of community banks, to serve as its corporate broker and furthermore, its corporate market maker. This relationship, coupled with the advancement to OTCQX for banks, is believed to expand the Corporation's market to enhance shareholder value over the long-term in addition to increasing the liquidity of its stock.
For further information regarding Isabella Bank Corporation, please visit the website at www.isabellabank.com and click on the Investors tab.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in Isabella Bank Corporation's annual report on Form 10-K for the year ended December 31, 2013 and Form 10-Q for the quarter ended June 30, 2014, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.